Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 14, 2023, with respect to the financial statements of Tevogen Bio Inc, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Philadelphia, Pennsylvania
September 14, 2023